Exhibit 10.1

October 17, 2002

Mr. Frederick R. Fromm

Dear Fred:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Oplink Communications, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Resignation. Effective as of October 27, 2002 (the “Separation Date”), you resign your positions as an officer and employee of the Company. The Company also acknowledges and accepts your resignation as a member of the Company’s Board of Directors.

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Payments.

(a) Under section 3(f) of your Employment Letter Agreement with the Company dated November 7, 2001, as amended on June 14, 2002 (the “Employment Agreement”)(attached hereto as Exhibit A), you are entitled to severance payments in the form of continuation of your base salary for a period of twelve (12) months from the date of your employment termination pursuant to the terms set forth in the Employment Agreement, including the requirement that you execute a full release of claims and refrain from any material breach of your Confidential Information and Inventions Agreement. In full and complete satisfaction of this obligation, the Company will make severance payments to you in the form of continuation of your base salary in effect as of the Separation Date for a twelve (12) month period after the Separation Date. These payments will be made on the Company’s ordinary payroll dates beginning on the first payday following the Effective Date of this Agreement (as defined in section 18 of this Agreement), and will be subject to standard payroll deductions and withholdings.

(b) If you sign this Agreement and fully comply with all of your obligations as set forth herein (including, without limitation, your obligation as set forth in section 8), the Company will make one (1) lump-sum severance payment to you in the amount of $461,800 on January 1, 2003. This payment shall be subject to standard payroll deductions and withholdings.

4. Relocation Payments. As part of this Agreement, the Company will reimburse you for reasonable relocation expenses up to a maximum of $12,000. You shall submit an expense reimbursement statement documenting any such expenses and the Company will reimburse you for those expenses in accordance with its regular business practice.

5. Health Insurance. To the extent provided by federal COBRA law and the Company’s current group health insurance policies, you are eligible to continue your current health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums necessary to continue your current health insurance benefits for eighteen (18) months following the Separation Date, as provided in section 3(f) of your Employment Agreement.

6. Stock Options. During your employment with the Company, the Company granted you the following options to purchase shares of the Company’s common stock: (i) an option dated September 26, 2001 to purchase 1,852,930 shares, (ii) an option dated September 26, 2001 to purchase 147,070 shares, (iii) an option dated September 26, 2001 to purchase 1,000,000 shares, (iv) an option dated April 5, 2001 to purchase 400,000 shares, (v) an option dated August 10, 2000 to purchase 76,188 shares, and (vi) an option dated August 10, 2000 to purchase 1,523,812 shares (collectively, the “Options”). Each of the Options was amended on March 18, 2002 to, among other things, extend the post-termination option exercise period until the second anniversary of the date of your employment termination from the Company.

(a) Pursuant to section 3(e)(2)(C) of your Employment Agreement, the Company will accelerate the vesting of the Options such that all unvested shares subject to the Options shall vest and become immediately exercisable as of the Separation Date.

(b) If you sign this Agreement and fully comply with all of your obligations as set forth herein (including, without limitation, your obligation as set forth in section 8), the Company will amend the Options to provide that you are permitted to exercise the Options on or before October 14, 2007.

7. Promissory Note. Nothing in this Agreement shall affect your obligations to the Company under the terms of that certain Promissory Note dated August 16, 2000, as amended on March 18, 2002, by you in favor of the Company, a copy of which is attached hereto as Exhibit B. You hereby reaffirm all of your obligations under the Promissory Note.

8. Work Activities. You agree that for a one (1) year period following the Separation Date, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) for Avanex Corporation. In the event that you breach this section 8 or any other provision of this Agreement, you agree that you will not receive the severance amount set forth in section 3(b) herein and will immediately repay the Company any severance amount provided to you pursuant to section 3(b), nor will you receive the extended post-termination exercise period for your Options as set forth in section 6(b). In that event, the exercise period will terminate on the two year anniversary of your employment termination date. You acknowledge and agree that these remedies are in addition to, and not in lieu of, any other remedies available to the Company in the event of such a breach.

9. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document.

10. Expense Reimbursements. You agree that, within thirty (30) days of the Effective Date, you will submit a documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11. Return of Company Property. By the Effective Date, you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search for any Company documents and property (as described above) in your possession or control prior to the Effective Date.

12. Proprietary Information Obligations. You acknowledge your continuing obligations under your Confidential Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

13. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

14. Nondisparagement. Both you and the Company (through its directors and officers) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. You also agree that you will not voluntarily assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies based on events occurring prior to the Separation Date.

15. Cooperation. You agree to assist the Company in every proper way with any pending or threatened litigation in which you may have factual knowledge relevant to the matter. You agree to assist the Company by attending meetings, preparing and signing affidavits, attending informal interviews, providing deposition or trial testimony, and other similar acts as requested by the Company. You acknowledge and agree that you are expected only to provide truthful and accurate information and testimony in connection with your obligations as set forth in this section 15. You further agree to assist the Company with any transitional matters relating to the termination of your employment by making yourself available by telephone as reasonably requested by the Company.

16. Release. In exchange for the severance benefits set forth in section 3(b), the extended post-termination exercise period for your Option set forth in section 6(b), the relocation benefits, and other benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended). Notwithstanding any provision of this section, you shall not hereby release any right you may otherwise have to indemnification by the Company pursuant to the Company’s articles of incorporation, by-laws, and insurance policies, and applicable law.

17. Waiver of Unknown Claims. In giving this release, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of any unknown or unsuspected claims you may have against the Company.

18. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

19. Miscellaneous. This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and the respective heirs, personal representatives, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you the best in your future endeavors.

Sincerely,

OPLINK COMMUNICATIONS, INC.

By:	/S/ JOSEPH Y. LIU
Joseph Y. Liu President and Chief Executive Officer

AGREED:

By:	/S/ FREDERICK R. FROMM
Frederick R. Fromm

Exhibit A:    Employment Agreement dated November 7, 2001 and Amendment dated June 14, 2002(1)
Exhibit B:    Promissory Note dated August 16, 2000 and Amendment dated March 18, 2002(2)
Exhibit C:    Confidential Information and Inventions Agreement

(1)	Previously filed with the Company’s Form 10-K for the fiscal year ended June 30, 2001 and the Company’s Form 10-K for the fiscal year ended June 30, 2002.
(2)	Previously filed with the Company’s Form 10-K for the fiscal year ended June 30, 2002 and the Company’s Form 10-Q for the quarter ended March 31, 2002.

EXHIBIT C

OPLINK COMMUNICATIONS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT

In partial consideration and as a condition of my employment or continued employment with Oplink Communications, Inc., a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:

1.    Noncompetition.

During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other employment, occupation or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.

2.    Nonsolicitation.

During the term of my employment by the Company, and for twelve months thereafter, I shall not directly or indirectly, without the prior written consent of the Company, solicit, recruit, encourage or induce any employees, directors, consultants, contractors or subcontractors of the Company to leave the employ of the Company, either on my own behalf or on behalf of any other person or entity.

3.    Confidentiality Obligation.

I will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. “Confidential Information” is all information related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.

Confidential Information includes inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities, or financial statements.

4.    Information of Others.

I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

5.    Company Property.

All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that I possess or create as a result of my Company employment, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of my employment, I will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.

6.    Ownership of Inventions.

All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how which result from work performed by me, alone or with others, on behalf of the Company or from access to the Company Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection ( collectively “Inventions”) shall be the property of the Company; and, to the extent permitted by law, shall be “works made for hire.” I hereby assign and agree to assign to the Company or its designee, without further consideration, my entire right, title, and interest in and to all Inventions; other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by the Company or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions.

7.    Excluded Inventions.

Attached as Exhibit B is a list of all inventions, improvements, and original works of authorship which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by the Company. I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 2870 of the California Labor Code, which reads:

        “Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

a)	relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer, or

b)	result from any work performed by the employee for the employer.”

8.    Prior Contracts.

I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict and impair my performance of this Agreement.

9.    Agreements with the United States Government and Other Third Parties.

I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10.    Employment Agreement.

I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.

11.    Miscellaneous.

11.1    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

11.2    Enforcement.    If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.

11.3    Injunctive Relief; Consent to Jurisdiction.    I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.

11.4    Arbitration.    I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of or related to this Agreement for final settlement by arbitration conducted in Santa Clara County, California in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be specifically enforceable and may be entered in any court having jurisdiction thereof.

11.5    Attorneys’ Fees.    If any party seeks to enforce its rights under this, Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.

11.6    Waiver.    The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

11.7    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties.

11.8    Headings.    The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

11.9    Survival of Provisions.    Sections 2, 3, 4, 5 and 6 and any other provision the nature of which dictates that it survives the termination of my employment with the Company, shall survive such termination.

11.10    Entire Agreement; Modifications.    This Employee Confidential Information and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, I have executed this document as of the 24 day of July, 2000.

/S/ FREDERICK R. FROMM

Employee Signature

RECEIPT ACKNOWLEDGED:

OPLINK COMMUNICATIONS, INC.

By:

Lily Hsueh
Title:	Vice President of Finance & Administration

California Labor Code

§ 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Added Stats 1979 ch 1001 § 1; Amended Stats 1986 ch 346 §

EXHIBIT A

OPLINK COMMUNICATIONS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Oplink Communications, Inc., its subsidiaries, affiliates, successors, or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Inventions Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT B

(Excluded Inventions, Improvements, and Original Works of Authorship)

Title	Date	Identifying Number or Brief Description

No inventions, improvements or original works of authorship

Additional sheets attached